Exhibit 1

Westpac Banking Corporation
ABN 33 007 457 141

FALCON

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Pillar 3 Report

Incorporating the requirements of APS330

DECEMBER 2015

Westpac GROUP
EST. 1817

Pillar 3 report
Table of contents

Executive summary	3
Introduction	4
Group structure	5
Capital overview	7
Credit risk exposures	10
Securitisation	14
Leverage ratio	16
Appendix I – APS330 Quantitative requirements	17
Disclosure regarding forward-looking statements	18

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect APRA’s implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

2 | Westpac Group December 2015 Pillar 3 Report

Pillar 3 report
Executive summary

Westpac’s common equity Tier 1 (CET1) capital ratio was 10.2% at 31 December 2015, up 70 basis points from 30 September 2015. The increase was principally due to the Group’s October 2015 share entitlement offer (which raised $3.5 billion in capital and was settled on 20 November 2015) and the 2H15 dividend reinvestment plan ($0.4 billion). Together these added 108 basis points to the CET1 capital ratio. Consistent with the normal quarterly pattern, capital generated through earnings for the quarter was more than offset by the payment of the 2015 final dividend and modest growth in risk weighted assets (RWA).

The CET1 capital ratio of 10.2% is well above Westpac’s CET1 current preferred range of 8.75%-9.25%, as the Group has raised capital ahead of APRA changes to the calculation of residential mortgage risk weighted assets which increase the capital required to be held against residential mortgages by over 50%.  These changes become effective from 1 July 2016.

	31 December 2015	30 September 2015	31 December 2014

The Westpac Group at Level 2
Common equity Tier 1 capital ratio %	10.2	9.5	8.4
Additional Tier 1 capital %	1.8	1.9	1.5
Tier 1 capital ratio %	12.0	11.4	9.9
Tier 2 capital %	1.9	1.9	1.7
Total regulatory capital ratio %	13.9	13.3	11.6

APRA leverage ratio	4.9	4.8	NA

This quarter, RWA increased by $2.6 billion (0.7%) with credit RWA accounting for $2.1 billion of the increase. The rise in credit RWA over the quarter was principally due to:

▪     Growth in the portfolio adding $2.6 billion in RWA;

▪     Currency movements increasing RWA by $0.4 billion largely due to appreciation of the NZ$ against the A$ increasing RWA for New Zealand exposures;

▪     Improvements in asset quality reducing RWA by $0.3 billion;

▪     A reduction in mark-to-market related credit risk of $1.7 billion, related to derivative counterparty exposure; and

▪     Methodology changes leading to a net increase in RWA of $1.1 billion including an update to Loss Given Default (LGD) parameters for corporate exposures, offset by a reclassification of exposures from corporate business lending and residential mortgages to the small business category following a review of segmentation criteria.

In aggregate non-credit RWA increased $0.5 billion over the quarter. The rise in interest rate risk in the banking book (IRRBB) RWA reflected a lower embedded gain associated with higher market interest rates. Market risk RWA was lower reflecting a lower exposure to interest rate risk over the quarter.

Risk weighted assets $m	31 December 2015	30 September 2015	31 December 2014

Credit risk	312,402	310,342	281,459
Market risk	6,588	10,074	8,975
Operational risk	31,584	31,010	29,340
Interest rate risk in the banking book	6,035	2,951	7,316
Other	4,606	4,203	4,297
Total	361,215	358,580	331,387

Payment of the 2015 final dividend reduced the CET1 capital ratio by 83 basis points this quarter, while the 13.7% participation in the DRP generated 11 basis points ($0.4 billion) of capital.

Exposure at Default

Over the quarter, exposure at default (EAD) increased $17.8 billion (up 1.9%), the majority of which was due to growth in residential mortgage exposures of $10.9 billion. Sovereign exposures increased $7 billion relating to higher liquid assets.

Leverage Ratio

Westpac’s leverage ratio (based on APRA’s definition) at 31 December 2015 was 4.9%. This is up from 4.8% at 30 September 2015. APRA has yet to prescribe any minimum leverage ratio requirements.

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Pillar 3 report
Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 31 December 2015

This report describes Westpac’s risk management practices1 and presents the prudential assessment of Westpac’s capital adequacy as at 31 December 2015. The sections are arranged as follows:

▪     ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪     ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪     ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures including impaired and past due loans and loan impairment provisions;

▪     ‘Securitisation’ explains how Westpac participates in the securitisation market; and

▪     ‘Leverage ratio’ contains Westpac’s summary leverage ratio.

A cross-reference between the quantitative disclosures in this report required under Attachment C of APS330 is provided in Appendix I on page 17.

Capital instruments included in regulatory capital

The reporting requirements for capital instruments under Attachment B of APS330 are disclosed in the regulatory disclosures section of the Westpac website2 and are not included within this report. These disclosures are updated when the following occurs:

▪     A new capital instrument is issued that will form part of regulatory capital; or

▪     A capital instrument is redeemed, converted into CET1, written off, or its terms and conditions are changed.

[1]       Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

[2]       http://www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports/

4 | Westpac Group December 2015 Pillar 3 Report

Pillar 3 report
Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

▪     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪     insurance;

▪     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪     non-financial (commercial) operations; or

▪     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1      APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

[2]      Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

[3]      Refer to Note 1 of Westpac’s 2015 Annual Report for further details.

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Pillar 3 report
Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

[1] Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited. On 30 October 2015, Westpac completed the sale of its banking operations in the Solomon Islands.

[2] For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

6 | Westpac Group December 2015 Pillar 3 Report

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Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪     the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

▪     consideration of both economic and regulatory capital requirements;

▪     a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

▪     consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s preferred capital range

Westpac’s preferred range for its CET1 capital ratio is currently 8.75%-9.25%. The CET1 preferred range takes into consideration:

▪     Current regulatory minimums, and capital conservation and D-SIB buffers;

▪     Stress testing to calibrate an appropriate buffer against a downturn; and

▪     Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of dividend payments.

Westpac’s capital adequacy ratios

	31 December	30 September	31 December
%	2015	2015	2014

The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.2	9.5	8.4
Additional Tier 1 capital	1.8	1.9	1.5
Tier 1 capital ratio	12.0	11.4	9.9
Tier 2 capital	1.9	1.9	1.7
Total regulatory capital ratio	13.9	13.3	11.6

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	10.4	9.7	8.4
Additional Tier 1 capital	2.0	2.1	1.7
Tier 1 capital ratio	12.4	11.8	10.1
Tier 2 capital	2.1	2.1	1.9
Total regulatory capital ratio	14.5	13.9	12.0

Westpac New Zealand Limited’s capital adequacy ratios

	31 December	30 September	31 December
%	2015	2015	2014

Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.6	11.1	11.4
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	11.6	11.1	11.4
Tier 2 capital	2.3	2.3	-
Total regulatory capital ratio	13.9	13.4	11.4

Westpac Group December 2015 Pillar 3 Report | 7

Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. Westpac’s approach to managing risks, and more detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

31 December 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]

Credit risk
Corporate	82,817	5,082	87,899	7,032
Business lending	31,084	1,188	32,272	2,582
Sovereign	1,435	857	2,292	183
Bank	7,958	141	8,099	648
Residential mortgages	75,765	3,872	79,637	6,371
Australian credit cards	6,311	-	6,311	505
Other retail	12,778	4,494	17,272	1,382
Small business	8,956	-	8,956	716
Specialised lending	55,812	368	56,180	4,494
Securitisation	4,503	-	4,503	360
Mark-to-market related credit risk[3]	-	8,981	8,981	719
Total	287,419	24,983	312,402	24,992
Market risk			6,588	527
Operational risk			31,584	2,527
Interest rate risk in the banking book			6,035	483
Other assets[4]			4,606	369
Total			361,215	28,897

30 September 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]

Credit risk
Corporate	80,998	4,933	85,931	6,874
Business lending	32,283	1,294	33,577	2,686
Sovereign	1,775	1,134	2,909	233
Bank	8,401	109	8,510	681
Residential mortgages	73,295	3,686	76,981	6,158
Australian credit cards	6,218	-	6,218	497
Other retail	12,926	4,619	17,545	1,404
Small business	7,794	-	7,794	624
Specialised lending	55,752	373	56,125	4,490
Securitisation	4,109	-	4,109	329
Mark-to-market related credit risk[3]	-	10,643	10,643	851
Total	283,551	26,791	310,342	24,827
Market risk			10,074	806
Operational risk			31,010	2,481
Interest rate risk in the banking book			2,951	236
Other assets[4]			4,203	336
Total			358,580	28,686

[1]   Total capital required is expressed as 8% of total risk weighted assets.

[2]   Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]   Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]   Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Pillar 3 report
Capital overview

31 December 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]

Credit risk
Corporate	73,660	4,367	78,027	6,242
Business lending	32,907	1,316	34,223	2,738
Sovereign	1,477	976	2,453	197
Bank	8,840	144	8,984	719
Residential mortgages	72,810	3,074	75,884	6,071
Australian credit cards	6,156	-	6,156	492
Other retail	12,728	4,710	17,438	1,395
Small business	6,571	-	6,571	526
Specialised lending	51,984	331	52,315	4,185
Securitisation	4,392	-	4,392	351
Mark-to-market related credit risk[3]	-	10,203	10,203	816
Total	271,525	25,121	296,646	23,732
Market risk			8,589	687
Operational risk			29,421	2,354
Interest rate risk in the banking book			5,855	468
Other assets[4]			3,997	320
Total			344,508	27,561

[1]   Total capital required is expressed as 8% of total risk weighted assets.

[2]   Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]   Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]   Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group December 2015 Pillar 3 Report | 9

Pillar 3 report
Credit risk exposures

Summary credit risk disclosure

31 December 2015 $m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory Expected Loss for non-defaulted exposures	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 3 months ended

Corporate	137,832	82,817	755	534	432	185	(25)
Business lending	46,413	31,084	641	368	360	205	23
Sovereign	72,241	1,435	2	2	-	-	-
Bank	26,231	7,958	15	9	6	7	-
Residential mortgages	497,093	75,765	901	767	213	81	20
Australian credit cards	21,158	6,311	361	295	88	60	71
Other retail	15,531	12,778	482	383	158	101	57
Small business[2]	24,233	8,956	252	148	89	40	15
Specialised Lending	64,998	55,812	959	608	379	155	4
Securitisation	23,775	4,503	-	-	3	-	-
Standardised[3]	22,083	24,983	-	-	84	43	20
Total	951,588	312,402	4,368	3,114	1,812	877	185

30 September 2015 $m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory Expected Loss for non-defaulted exposures	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended

Corporate	139,810	80,998	754	530	500	187	81
Business lending	48,178	32,283	700	386	363	202	189
Sovereign	65,286	1,775	3	3	-	-	-
Bank	27,974	8,401	16	10	6	7	-
Residential mortgages	486,210	73,295	890	755	228	87	86
Australian credit cards	20,926	6,218	311	249	77	59	286
Other retail	15,545	12,926	458	371	141	94	222
Small business	20,086	7,794	213	127	87	39	71
Specialised Lending	64,473	55,752	1,006	626	400	156	100
Securitisation	23,258	4,109	-	-	3	-	-
Standardised[3]	21,997	26,791	-	-	90	46	72
Total	933,743	310,342	4,351	3,057	1,895	877	1,107

31 December 2014 $m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory Expected Loss for non-defaulted exposures	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 3 months ended

Corporate	128,676	73,660	810	482	504	232	19
Business lending	48,902	32,907	771	445	454	229	16
Sovereign	54,858	1,477	2	2	-	-	-
Bank	32,895	8,840	23	18	5	5	-
Residential mortgages	467,509	72,810	904	759	255	95	20
Australian credit cards	20,647	6,156	319	254	88	65	63
Other retail	13,975	12,728	583	500	136	89	45
Small business	17,019	6,571	196	119	104	44	15
Specialised Lending	60,052	51,984	1,122	600	704	236	21
Securitisation	21,213	4,392	-	-	3	-	-
Standardised[3]	18,735	25,121	-	-	97	41	13
Total	884,481	296,646	4,730	3,179	2,350	1,036	212

[1]    Includes regulatory expected losses for defaulted and non-defaulted exposures.

[2]    Following a review of segmentation criteria, some exposures have been reclassified into the small business asset class from business lending, specialised lending and residential mortgages asset classes.

[3]    Includes mark-to-market related credit risk.

10 | Westpac Group December 2015 Pillar 3 Report

Pillar 3 report
Credit risk exposures

Exposure at Default by major type

31 December 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]

Corporate[2]	62,083	63,512	12,237	137,832	138,821
Business lending	34,634	11,779	-	46,413	47,296
Sovereign	66,655	1,698	3,888	72,241	68,764
Bank	14,894	1,449	9,888	26,231	27,103
Residential mortgages	418,775	78,318	-	497,093	491,652
Australian credit cards	10,477	10,681	-	21,158	21,042
Other retail	11,855	3,676	-	15,531	15,538
Small business[3]	18,320	5,913	-	24,233	22,160
Specialised lending[2]	49,030	15,005	963	64,998	64,736
Securitisation[4]	18,447	5,214	114	23,775	23,517
Standardised	18,926	1,520	1,637	22,083	22,040
Total	724,096	198,765	28,727	951,588	942,666

30 September 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[5]

Corporate[2]	61,215	63,403	15,192	139,810	130,953
Business lending	36,321	11,857	-	48,178	48,422
Sovereign	59,223	1,842	4,221	65,286	57,732
Bank	14,638	1,908	11,428	27,974	30,155
Residential mortgages	408,365	77,845	-	486,210	471,127
Australian credit cards	10,209	10,717	-	20,926	20,719
Other retail	11,584	3,961	-	15,545	14,314
Small business	15,451	4,635	-	20,086	18,553
Specialised lending[2]	50,256	13,171	1,046	64,473	61,900
Securitisation[4]	17,684	5,504	70	23,258	22,740
Standardised	18,831	1,586	1,580	21,997	20,381
Total	703,777	196,429	33,537	933,743	896,996

31 December 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[6]

Corporate	57,880	53,845	16,951	128,676	124,404
Business lending	37,085	11,817	-	48,902	48,689
Sovereign	49,620	2,646	2,592	54,858	53,302
Bank	16,092	2,326	14,477	32,895	32,730
Residential mortgages	391,959	75,550	-	467,509	461,495
Australian credit cards	10,279	10,368	-	20,647	20,515
Other retail	11,010	2,965	-	13,975	13,197
Small business	13,058	3,961	-	17,019	16,854
Specialised lending	46,862	13,190	-	60,052	59,620
Securitisation[2]	15,105	5,979	129	21,213	21,661
Standardised	17,196	1,539	-	18,735	18,583
Total	666,146	184,186	34,149	884,481	871,050

[1]   Average is based on exposures as at 31 December 2015 and 30 September 2015.

[2]   Prior to 30 June 2015 off balance sheet market related exposure for specialised lending was included in the corporate sub-asset class.

[3]   Following a review of segmentation criteria, some exposures have been reclassified into the small business asset class from business lending, specialised lending and residential mortgages asset classes.

[4]   The EAD associated with securitisation is for the banking book only.

[5]   Average is based on exposures as at 30 September 2015, 30 June 2015, 31 March 2015, 31 December 2014, and 30 September 2014.

[6]   Average is based on exposures as at 31 December 2014 and 30 September 2014.

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Credit risk exposures

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standards (AAS) are classified as specific provisions. All Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

31 December 2015	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions

Specific Provisions
for impaired loans	660	217	877	NA	877
for defaulted but not impaired loans	NA	118	118	NA	118
General Reserve for Credit Loss	NA	2,397	2,397	92	2,489
Total provisions for impairment charges	660	2,732	3,392	92	3,484

30 September 2015	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions

Specific Provisions
for impaired loans	669	208	877	NA	877
for defaulted but not impaired loans	NA	121	121	NA	121
General Reserve for Credit Loss	NA	2,334	2,334	112	2,446
Total provisions for impairment charges	669	2,663	3,332	112	3,444

31 December 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions

Specific Provisions
for impaired loans	843	193	1,036	NA	1,036
for defaulted but not impaired loans	NA	108	108	NA	108
General Reserve for Credit Loss	NA	2,383	2,383	105	2,488
Total provisions for impairment charges	843	2,684	3,527	105	3,632

12 | Westpac Group December 2015 Pillar 3 Report

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Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset classes.

	Items		Specific	Specific	Actual
31 December 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	3 months ended

Corporate	106	432	185	43%	(25)
Business lending	264	360	205	57%	23
Sovereign	-	-	-	-	-
Bank	39	6	7	117%	-
Residential mortgages	1,757	213	81	38%	20
Australian credit cards	-	88	60	68%	71
Other retail	-	158	101	64%	57
Small business	94	89	40	45%	15
Specialised lending	107	379	155	41%	4
Securitisation	-	3	-	-	-
Standardised	15	84	43	51%	20
Total	2,382	1,812	877	48%	185

	Items		Specific	Specific	Actual
30 September 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended

Corporate	107	500	187	37%	81
Business lending	281	363	202	56%	189
Sovereign	-	-	-	-	-
Bank	41	6	7	117%	-
Residential mortgages	1,625	228	87	38%	86
Australian credit cards	-	77	59	77%	286
Other retail	-	141	94	67%	222
Small business	122	87	39	45%	71
Specialised lending	103	400	156	39%	100
Securitisation	-	3	-	-	-
Standardised	13	90	46	51%	72
Total	2,292	1,895	877	46%	1,107

	Items		Specific	Specific	Actual
31 December 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	3 months ended

Corporate	56	504	232	46%	19
Business lending	259	454	229	50%	16
Sovereign	-	-	-	-	-
Bank	-	5	5	100%	-
Residential mortgages	1,583	255	95	37%	20
Australian credit cards	-	88	65	74%	63
Other retail	-	136	89	65%	45
Small business	82	104	44	42%	15
Specialised lending	144	704	236	34%	21
Securitisation	-	3	-	-	-
Standardised	34	97	41	42%	13
Total	2,158	2,350	1,036	44%	212

Westpac Group December 2015 Pillar 3 Report | 13

Pillar 3 report
Securitisation

Banking book summary of securitisation activity by asset type

For the 3 months ended
31 December 2015	Amount	Recognised gain or
$m	securitised	loss on sale

Residential mortgages	248	-
Credit cards	-	-
Auto and equipment finance	81	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	329	-

For the 12 months ended
30 September 2015	Amount	Recognised gain or
$m	securitised	loss on sale

Residential mortgages	34,586	-
Credit cards	-	-
Auto and equipment finance	1,206	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	35,792	-

For the 3 months ended
31 December 2014	Amount	Recognised gain or
$m	securitised	loss on sale

Residential mortgages	15,537	-
Credit cards	-	-
Auto and equipment finance	192	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	15,729	-

Banking book summary of on and off-balance sheet securitisation by exposure type

31 December 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default

Securities	-	7,444	-	7,444
Liquidity facilities	1	-	1,562	1,563
Funding facilities	10,966	-	3,572	14,538
Underwriting facilities	9	-	106	115
Lending facilities	-	-	115	115
Warehouse facilities	-	-	-	-
Total	10,976	7,444	5,355	23,775

30 September 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default

Securities	-	8,048	-	8,048
Liquidity facilities	-	-	1,168	1,168
Funding facilities	9,602	-	4,274	13,876
Underwriting facilities	10	-	86	96
Lending facilities	-	-	70	70
Warehouse facilities	-	-	-	-
Total	9,612	8,048	5,598	23,258

14 | Westpac Group December 2015 Pillar 3 Report

Pillar 3 report
Securitisation

31 December 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default

Securities	-	7,350	-	7,350
Liquidity facilities	43	-	2,253	2,296
Funding facilities	7,700	-	3,578	11,278
Underwriting facilities	12	-	148	160
Lending facilities	-	-	129	129
Warehouse facilities	-	-	-	-
Total	7,755	7,350	6,108	21,213

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 December 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default

Securities	18	13	-	31
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	61	61
Other derivatives	-	-	68	68
Total	18	13	129	160

30 September 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default

Securities	14	200	-	214
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	72	72
Other derivatives	-	-	56	56
Total	14	200	128	342

31 December 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default

Securities	33	379	-	412
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	42	42
Other derivatives	-	-	110	110
Total	33	379	152	564

1      EAD associated with trading book securitisation is not included in EAD by major type on page 11. Trading book securitisation exposure is captured and risk weighted under APS116 Capital Adequacy: Market Risk.

Westpac Group December 2015 Pillar 3 Report | 15

Pillar 3 report
Leverage ratio

Summary Leverage ratio

The following table summarises Westpac’s leverage ratio at 31 December 2015. This has been determined using APRA’s definition of the leverage ratio as specified in Attachment D of APS110: Capital Adequacy.

$ billion	31 December 2015	30 September 2015

Tier 1 Capital	43.4	40.8
Total Exposures	878.2	856.4
Leverage ratio %	4.9%	4.8%

16 | Westpac Group December 2015 Pillar 3 Report

Pillar 3 report
Appendix I - APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 reference		Westpac disclosure	Page

General Requirements
Paragraph 47		Summary leverage ratio	16

Attachment C

Table 3:	(a) to (e)	Capital requirements	8
Capital Adequacy	(f)	Westpac’s capital adequacy ratios	7
		Capital adequacy ratios of major subsidiary banks	7

Table 4:	(a)	Exposure at Default by major type	11
Credit Risk - general disclosures	(b)	Impaired and past due loans	13
	(c)	General reserve for credit loss	12

Table 5:	(a)	Banking Book summary of securitisation activity by asset type	14
Securitisation exposures	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	14
		Trading Book summary of on and off-balance sheet securitisation by exposure type	15

Exchange rates

The following exchange rates were used in this report, and reflect spot rates for the period end.

	$31 December 2015	30 September 2015	31 December 2014

USD	0.7306	0.6997	0.8192
GBP	0.4929	0.4615	0.5264
NZD	1.0662	1.0983	1.0454
EUR	0.6685	0.6227	0.6739

Westpac Group December 2015 Pillar 3 Report | 17

Pillar 3 report
Disclosure regarding forward-looking statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

•     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

•     market volatility, including uncertain conditions in funding, equity and asset markets;

•     adverse asset, credit or capital market conditions;

•     the conduct, behaviour or practices of Westpac or its staff;

•     changes to Westpac’s credit ratings;

•     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•     market liquidity and investor confidence;

•     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share and control expenses;

•     the effects of competition in the geographic and business areas in which Westpac conducts its operations;

•     information security breaches, including cyberattacks;

•     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

•     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

•     the incidence or severity of Westpac insured events;

•     the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

•     internal and external events which may adversely impact Westpac’s reputation;

•     changes to the value of Westpac’s intangible assets;

•     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

•     the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

•     various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ under the section ‘Risk and risk management’ in Westpac’s 2015 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

18 | Westpac Group December 2015 Pillar 3 Report